Exhibit 2.2

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to bUSINESS cOMBINATION AGREEMENT (this “Amendment”), dated as of September 22, 2025, is made by and among Hyperliquid Strategies Inc, a Delaware corporation (“Pubco”), Rorschach I LLC, a Delaware limited liability company (“Rorschach”), Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (the “Company”), Rorschach Merger Sub LLC, a Delaware limited liability company (“Rorschach Merger Sub”), and TBS Merger Sub Inc, a Delaware corporation (“Company Merger Sub”). Pubco, Rorschach, Rorschach Merger Sub, Company Merger Sub and the Company are referred to herein collectively as “Parties” or individually as “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of July 11, 2025 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to the Business Combination Agreement.

(a) The definition of “Aggregate Rorschach Consideration” is hereby amended and restated in its entirety as follows:

“Aggregate Rorschach Consideration” means an aggregate of number shares of Pubco Common Stock to be issued at the Rorschach Merger Effective Time to the Rorschach Members in accordance with this Agreement and the Payment Spreadsheet, determined by (a) dividing (i) one-fifth of the sum of (x) the HYPE Tokens Value held by Rorschach immediately prior to the Rorschach Merger Effective Time plus (y) any Contributed Cash held by Rorschach immediately prior to the Rorschach Merger Effective Time, by (ii) the Company Price Per Share, and, once calculated, (b) adding to such total number of shares of Pubco Common Stock determined in clause (a) the total number of Advisor Shares to be issued to Rorschach.”

(b) Section 3.02 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 3.02 Company Merger. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any other Party or the holders of any of the following securities:

(a)	each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (excluding Dissenting Shares) shall be canceled and converted into the right to receive (i) one-fifth of one (1) share of Pubco Common Stock and (ii) one (1) contractual contingent value right representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (a “CVR”) (one-fifth of one (1) share of Pubco Common Stock and one (1) CVR being the “Per Share Company Merger Consideration”);

(b)	each Company Unvested RSA that is outstanding immediately prior to the Company Merger Effective Time, together with the award agreement representing each such Company Unvested RSA, shall be assumed by Pubco and be converted into the right to receive (i) one-fifth of one (1) restricted share of Pubco Common Stock (each an “Assumed RSA”) and (ii) one (1) CVR. Each Assumed RSA shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company RSA immediately prior to the Company Merger Effective Time, subject to the adjustments required by this Section 3.02 after giving effect to the Company Merger;

(c)	each Company Vested RSU outstanding immediately prior to the Company Merger Effective Time shall be canceled and converted into the right to receive the Per Share Company Merger Consideration;

(d)	each Company Unvested RSU issued and outstanding immediately prior to the Company Merger Effective Time, together with the award agreement representing each such Company Unvested RSU, shall be assumed by Pubco and converted into a restricted share unit representing the right to receive (i) one-fifth of one (1) share of Pubco Common Stock having the same terms and conditions as the Company Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of this Agreement (each, an “Assumed RSU”) and (ii) one (1) CVR;

(e)	each Company In-The-Money Warrant that is outstanding immediately prior to the Company Merger Effective Time shall (i) be canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Company In-The-Money Warrant would have received had such Company Warrant been exercised in full in accordance with its terms immediately prior to the Company Merger Effective Time, the Per Share Company Merger Consideration or (ii) entitle the holder of such Company In-The-Money-Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company Warrant;

(f)	each Company Out-Of-The-Money Warrant that is outstanding and unexercised immediately prior to the Company Merger Effective Time shall (i) cease to represent a Company Warrant in respect of shares of Company Common Stock and shall be assumed by Pubco and automatically converted into a warrant to acquire shares of Pubco Common Stock (each, an “Assumed Warrant”), with each share of Company Common Stock the holder of such Company Out-Of-The-Money Warrant would have received had such Company Out-Of-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Company Merger Effective Time entitling such holder to the Per Share Company Merger Consideration or (ii) entitle the holder of such Company Out-Of-The-Money-Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company Warrant. Pubco shall assume each such Assumed Warrant in accordance with its terms and, following the Company Merger Effective Time, each Assumed Warrant shall continue to be governed by the same terms and conditions as were applicable to the applicable Company Out-Of-The-Money Warrant immediately prior to the Company Merger Effective Time;

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(g)	all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(h)	each share of common stock, par value $0.0001 per share, of Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Company Surviving Corporation.

At or prior to the Company Merger Effective Time, the Company shall use commercially reasonable efforts to (x) obtain any consents that are necessary to effectuate the treatment of the foregoing securities in accordance with this Section 3.02 and (y) minimize any cash payments to holders of Company Warrants that may otherwise be payable to such holders pursuant to the terms of such Company Warrants following the Company Merger Effective Time.”

2. Effect of Amendment. Except as set forth herein, all other terms and provisions of the Business Combination Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment.

3. Construction. This Amendment shall be governed by all provisions of the Business Combination Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

4. Entire Agreement. This Amendment, together with the Business Combination Agreement and the other agreements referenced herein, constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

5. Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed as of the date first written above.

HYPERLIQUID STRATEGIES INC

By:	/s/ David Schamis
Name:	David Schamis
Title:	President

RORSCHACH MERGER SUB LLC

By:	/s/ David Schamis
Name:	David Schamis
Title:	Manager

TBS MERGER SUB INC

By:	/s/ David Schamis
Name:	David Schamis
Title:	President

RORSCHACH I LLC

By:	/s/ David Schamis
Name:	David Schamis
Title:	Manager

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

By:	/s/ Raghu Rao
Name:	Raghu Rao
Title:	Interim Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]